RESIGNATION

The undersigned, Gerry Crocker, hereby resigns as an Officer and a Director of CannaPharmaRx, Inc. ("the Company") effective the date below. Such resignation is voluntary and without dispute or disagreement as to the business, accounting, financial, and regulatory matters of the Company. I confirm that the company owes me no compensation, options or warrants, and insurance benefits.

Effective the 30 day of Dec. 2015.

Gerry Crocker

Resignation RC (Jubilee4)